EXHIBIT 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS

SPEEDWAY MOTORSPORTS, INC.

ACTUAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,									Six Months Ended June 30,
	1999	2000		2001		2002		2003		2003		2004
Actual Ratios Of Earnings To Fixed Charges
Income from continuing operations before income taxes and accounting changes	$70,035	$81,447		$96,279		$100,784		$96,770		$75,195		$106,624
Fixed charges, excluding capitalized amounts:
Interest expense	28,511	29,807		26,721		22,095		20,839		11,635		8,424
Amortization of financing costs	1,364	1,775		1,734		1,629		1,456		875		541

Earnings as defined	99,910	113,029		124,734		124,508		119,065		87,705		115,589

Fixed charges:
Interest expense	28,511	29,807		26,721		22,095		20,839		11,635		8,424
Capitalized interest	4,667	2,912		2,386		2,335		1,384		1,079		847
Amortization of financing costs	1,364	1,775		1,734		1,629		1,456		875		541

Fixed charges	34,542	34,494		30,841		26,059		23,679		13,589		9,812

Ratio of earnings to fixed charges	2.9x	3.3	x	4.0	x	4.8	x	5.0	x	6.5	x	11.8	x

										Year Ended December 31, 2003		Six Months Ended June 30, 2004
Pro Forma Ratio Of Earnings To Fixed Charges
Pro forma adjusted income from continuing operations before income taxes and accounting changes										$104,679		$103,138
Pro forma fixed charges, excluding capitalized amounts:
Interest expense										18,673		11,799
Amortization of financing costs										1,155		652

Pro forma income as defined										124,507		115,589

Pro forma fixed charges:
Interest expense										18,673		11,799
Capitalized interest										1,952		1,115
Amortization of financing costs										1,155		652

Pro forma fixed charges										21,780		13,566

Pro forma ratio of earnings to fixed charges										5.7	x	8.5	x